Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-239649 and 333-251824 on Form S-3 and Registration Statement Nos. 333-232233, 333-237386, 333-238080, and 333-253528 on Form S-8 of our reports dated February 24, 2022, relating to the consolidated financial statements of Personalis, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 24, 2022